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                                                                    EXHIBIT 99.2

                                 ADDENDUM TO THE

               TECHNICAL OLYMPIC USA, INC. EXECUTIVE SAVINGS PLAN

      The Plan, as heretofore written, shall be amended as follows, effective as of the time of adoption by the Employer:

      1. Section 1.06(b)(2)(A) is hereby amended by inserting in the blank provided in that Section, the following:

      "not later than the first day of the calendar month that begins at least 30 days"

      2. Section 2.01(5) is hereby amended by striking that Section in its entirety and replacing it with the following:

      "(5) "Bonus" means (i) any bonus paid to a Participant based on services performed for the Employer over a period of at least 12 months that meets the requirements set out in regulations under Section 409A to be considered performance-based (hereafter, a "Performance Bonus"), and (ii) any bonus paid to a Participant based on services performed for the Employer that does not meet the requirements set out in regulations under
      Section 409A to be considered performance-based (hereafter, a "Regular Bonus")."

      3. Section 2.01(6) is hereby amended by striking that Section in its entirety and replacing it with the following:

      "(6) "Change of Control" means the consummated: (i) reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Employer immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or a liquidation or dissolution of the Company, or (ii) the sale of all or substantially all of the assets of the Employer. Notwithstanding the foregoing, following the effectiveness of regulations issued under Code Section 409A, this definition of "Change of Control" shall be interpreted in a manner that would not result in a violation of such regulations."

      4. Section 4.01 of the Plan is hereby amended by striking the fifth and sixth sentences thereof and replacing them with the following:


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      "A new election will be effective as of the first day of the following calendar year and will apply only to Compensation payable with respect to services rendered after such date, except that a separate election made pursuant to Section 1.05(a)(2) will be effective immediately with respect to a Bonus that is a Performance Bonus if made no later than 6 months before the end of the period during which the services on which the Performance Bonus is based are performed. If the Employer has selected 1.05(a)(2), amounts will be deducted only from Bonuses, if any, with respect to which the Participant has made a separate election."

      5. Section 7.08 of the Plan shall be amended by striking that Section in its entirety and replacing it with the following:

      "If the Employer has elected to apply Section 1.06(c), then, to the extent it would not result in a violation of Code Section 409A or the regulations thereunder, upon a Change in Control as defined in Section 1.12, notwithstanding any other provisions of the Plan to the contrary, distributions shall be made to Participants if, and only if, the members of the Employer's Board of Directors that are not Participants so determine. In the event such members of the Board of Directors determine that distributions will be made, distributions of Participants' accounts shall be made to Participants at such times and in such manner as will not result in a violation of Code Section 409A or the regulations thereunder, if such Code Section and such regulations then are applicable."

      6.    Section 8.02(b) of the Plan shall be amended by striking that
Section in its entirety and replacing it with the following:

      "If elected by the Employer in Section 1.06(b), the Participant will receive a distribution of all amounts deferred pursuant to Section 1.06(b) (and earnings attributable to those amounts) upon the earliest of (i) the date the Participant becomes Disabled, (ii) the date provided in Section 1.06(b)(1)(A), or (iii) the date(s) selected pursuant to Section 1.06(b)(1)(B). If elected by the Employer in Section 1.06(b)(1)(B), the Participant shall have the election to receive distributions of amounts deferred pursuant to Section 4.01 (and earnings attributable to those amounts) after a date specified by the

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      Participant in his deferral election which is at least twelve months after the first day of the calendar year in which such amounts would be earned. Amounts distributed to Participants pursuant to Section 1.06(b)(1)(B) shall be distributed at the time indicated in Section 1.06(b)(2). Subject to the provisions of Section 7.08, the Participant shall receive a distribution in the form provided under Section 8.01 and Section 8.03."

      7. Section 8.03 of the Plan shall be amended by striking the last three sentences thereof and replacing them with the following:

      "A Participant's election as to the form of any distribution shall be made in the manner prescribed by the Administrator, and shall only be effective as of the date that is twelve months after the date the election was made. If and to the extent required under Code Section 409A and regulations thereunder, a Participant may not change an election as to the form of a distribution if such change would accelerate the timing of the distribution. If a Participant fails to designate a form of distribution in the manner prescribed by the Administrator, or if a Participant otherwise has made no effective designation, the distribution shall be made in a lump sum. Notwithstanding the foregoing, and only if and to the extent permitted without violating the requirements of Code Section 409A and the regulations thereunder, if elected by the Employer in Section 1.10(b), a distribution governed by Section 1.06(b)(1)(A) shall be paid in a single lump sum if the value of the distribution as a single lump sum would be $5,000 or less (or such lesser, but not greater, amount as would not violate the requirements of Code Section 409A and regulations thereunder), and a distribution governed by Section 1.06(b)(1)(B) shall be paid in a single lump sum if the value of the distribution as a single lump sum would be $5,000 or less (or such lesser, but not greater, amount as would not violate the requirements of Code Section 409A and regulations thereunder). Any amounts not distributed to a Participant under Section 1.06(b)(1)(B) as of the date specified in Section 1.06(b)(1)(A) shall be distributed to the Participant in accordance with Section 1.06(b)(1)(A)."

      8.    In all other respects, the Plan shall remain unchanged.

      IN WITNESS WHEREOF, the Employer has caused this addendum to be executed and made a part of the Plan the day and year first above written.

                                            TECHNICAL OLYMPIC USA, INC.

                                            By: /s/ David J. Keller
                                                ________________________________
                                            Name:   David J. Keller
                                            Title:  Chief Financial Officer